LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (this ”Agreement”) is entered into as of February 3rd,, 2004 (the “Effective Date”) by and between Chembio Diagnostics Systems, Inc., and its Affiliates (“Chembio”) a corporation incorporated under the laws of Delaware and having its registered address at 3661 Horseblock Road, Medford, NY 11763, USA and Statens Serum Institut (“SSI”), a governmental enterprise under the laws of the Kingdom of Denmark with offices at 5, Artillerivej, 2300 Copenhagen S, Denmark.

RECITALS

WHEREAS, SSI possesses intellectual property rights to and has considerable know-how in the development and production of certain antigens to be used for the diagnosis of human and certain veterinary Tuberculosis;

WHEREAS, SSI is a manufacturer of biologicals and certain recombinant proteins to be used for diagnosis of human and certain veterinary Tuberculosis;

WHEREAS, Chembio wishes to further develop its Lateral Flow Immunoassay for the diagnosis of human and certain veterinary Tuberculosis;

WHEREAS, SSI desires to license certain intellectual property rights and know-how to Chembio, and Chembio is willing to receive and undertakes to utilize such license, for use in the diagnosis of human and certain veterinary Tuberculosis, on the terms and conditions set forth below;

WHEREAS, SSI desires to supply certain antigens to Chembio, and Chembio is willing to receive and undertakes to utilize such antigens for use in the diagnosis of human and certain veterinary Tuberculosis, on the terms and conditions set forth below;

WHEREAS, for reasons of quality assurance of Licensed Products, it is desirable that Chembio purchase said SSI antigens exclusively from SSI for use therein;

WHEREAS, for reasons of quality assurance of Licensed Products, it is essential that SSI manufacture and supply to Chembio alpha-crystallin_MPT83, for use therein;

NOW, THEREFORE, for and in consideration of the mutual observance of the covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, SSI and Chembio agree in good faith as follows:

1.DEFINITIONS

1.1.“Affiliate” shall mean any business entity that Controls, is controlled by, or is under common control with another corporation or other business entity. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities or an interest in the assets, profits or earnings of any such business entity, or the ability to dominate or direct decisions through management or directors or otherwise in any such business entity shall be deemed to constitute “Control” thereof.
1.2.“Field” shall mean in vitro diagnosis of Tuberculosis in humans, deer, badgers, and primates using a serological method as the diagnostic assay provided, however, that Field does not include any right by Chembio to undertake any form of composition of matter research or development related to any vaccine use of the Licensed Material known as CFP-10, or any right to undertake any composition of matter modification to CFP-10’s nucleic acid sequence or amino acid sequence.

1.3.“Governmental Approval” shall mean any approvals, licenses, registrations or authorizations of any inter- or supranational, national, regional, state or local regulatory agency, department, bureau or other government entity, foreign or domestic and CE-marking in the European Union, necessary for the use, development, testing, production, marketing, sale or distribution of the Licensed Materials or Licensed Product in a regulatory jurisdiction.

1.4.“SSI Know-How” shall mean all non-patented technical and other practical information, resulting from experience and testing, owned and/or controlled with the right to grant sublicenses, by SSI at any time during the term of this Agreement, that directly relates to the Licensed Material, and/or Licensed Patents, including but not limited to biotechnological, pharmacological, toxicological, clinical, assay, and quality control information regarding the Licensed Material and information necessary for the effective development and commercialisation of Licensed Products.

1.5.“Licensed Material” shall mean SSI’s proprietary hybrids and alpha_crystallin_MPT83 as listed in Annex A.

1.6.“Licensed Patents” shall mean (a) the patents and patent applications that are identified in Annex A, and (b) all other existing or future patents and patent applications owned or controlled by SSI, or licensed to SSI, with the right to grant sublicenses, at any time during the term of this Agreement covering the Licensed Material. Included within the definition of Licensed Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, extensions or governmental extensions of any of the patents and patent applications included in (a) and (b).

1.7.“Licensed Product” shall mean the Lateral Flow Immunoassay diagnostic technology used by Chembio in the Field incorporating the Licensed Material or part of the Licensed Material for serological-based detection of Tuberculosis.

1.8.“Net Sales” shall mean the gross amount invoiced by Chembio and its Affiliates for the sale or disposition of a Licensed Product to a Third Party less the following deductions for amounts actually paid, allowed or accrued by Chembio and its Affiliates related to such sale or other disposition:

(a) normal, customary trade discounts, including volume discounts, credits and rebates and documented allowances and adjustments for rejections, recalls, reasonable or contractually permitted, documented cancellations or returns;

(b) freight, insurance, sales, use, exercise, value-added and similar taxes or duties imposed on the sale and included in the gross amount charged.

Net Sales shall include any and all pre-approval sales allowed by regulatory authorities, including but not limited to named-patient sales. Sales between or among Chembio and its Affiliates shall be excluded from the computation of Net Sales except where the purchaser is an end user, that is, where there is no further sale or distribution of Licensed Product other than to a patient, but Net Sales shall include any subsequent final sales to a Third Party, other than a patient, by Chembio or its Affiliates.

1.9.“Party” or “Parties” shall mean, in the singular Chembio or SSI and in the plural Chembio and SSI.

1.10.“Price Index” shall mean the Danish price index titled “Nettoprisindekset” issued by Statistics Denmark or in case issuance ceases a similar Danish index covering price increases of goods and labour.
1.11.“Third Party(ies)” shall mean any party other than a Party to this Agreement or an Affiliate of any of the foregoing.

2.LICENSE GRANT

2.1.Subject to the terms and conditions of this Agreement, SSI hereby grants to Chembio a worldwide, non-exclusive license, with no right to sublicense or transfer (except as specifically permitted in Sections 10.1 and 18.3 (c) herein), to the Licensed Patents and SSI Know-How, to use, undertake research in, and develop Licensed Material solely for use thereof in Licensed Product(s) in the Field, and under identical terms, to undertake research into, develop, use, market, sell, supply and otherwise commercialise such Licensed Products; provided that in no event shall the foregoing license grant to Chembio include any right to make or have made Licensed Material except as provided in section 5.1 or as otherwise expressly stated herein, or any right to undertake any form of composition of matter research or development related to any vaccine use of the Diagnostic Antigen known as CFP-10, or any right to undertake any composition of matter modification to CFP-10’s nucleic acid sequence or amino acid sequence.

2.2.For the sake of clarity and without prejudice to Chembio’s undertakings herein regarding payments due to SSI and to the sub-licensing prohibitions above, the grant of the license in Section 2.1 impose no restrictions on Chembio’s sale of Licensed Products in the Field.

3.Payments and Reports

3.1.Chembio shall, as partial consideration for the license granted above, pay to SSI the following fees in anticipation of, and for the use of the license granted above, all of which payments shall be nonrefundable and non-creditable, except as otherwise expressly stated herein:

a.Fifteen Thousand Euros (EUR 15,000.00), payable upon execution of this Agreement;

b.Annual payments of Ten Thousand Euros (EUR 10,000.00), due and payable on each anniversary of the Effective Date for the duration of the Agreement. Each such annual payment shall be creditable by Chembio against the sum of payments due pursuant to Sections 3.2 and 3.5 only for the applicable year;

3.2.As partial consideration for the continued use of the license granted by SSI to Chembio pursuant to this Agreement, Chembio shall pay to SSI six and one-half per cent (6.5%) royalty on all Net Sales of Licensed Products invoiced during each twelve (12) month period.

3.3.Chembio shall have the option to have the hybrid and patents listed in Annex B included in the definitions of Licensed Material and Licensed Patents, respectively. Said option expires four (4) months after the Effective Date or from receipt of said hybrid, whichever is longer.

3.4.In the event Chembio exercises the option in Section 3.3, the royalty rate set forth in Section 3.2 shall be increased by one and one-fourth per cent point (1.25%).

3.5.As partial consideration for the rights and licenses granted herein, Chembio shall also pay SSI royalty payments of 10% of any fees or other revenue (“Distributor Revenue”), in cash or otherwise, received by Chembio from any distributor of Licensed Products, other than revenue from Net Sales, including but not limited to upfront, milestone and annual or other periodic payments. Notwithstanding the preceding sentence, said royalty shall apply only to Distributor Revenue in excess of a one-time, single aggregate threshold of fifty thousand Euros (EUR 50,000.00), which, for the sake of clarity, is not an annual threshold. However said threshold shall not apply to Distributor Revenue from distributors with exclusive distribution rights for Licensed Products in USA, Canada, Europe, Japan, Australia and/or New Zealand, all of which Distributor Revenue shall in its entirety be subject to said 10% royalty.

3.6.Royalties payable herein shall be calculated on a calendar quarterly basis and shall be due and payable within forty-five (45) days after the end of such calendar quarter, commencing upon the completion of the first calendar quarter during which the first commercial sale occurs. Royalty of fees received by Chembio from any distributor of Licensed Products shall be payable within fifteen (15) days following receipt by Chembio.

3.7.Within twenty (20) days following the end of each calendar quarter during the term of this Agreement, Chembio shall furnish to SSI a written report that includes (a) the identity of the countries in which sales of Licensed Product have been made, (b) the Net Sales of each Licensed Product and the number thereof sold in each such country, and (c) the identity of each distributor of Licensed Products, as well as the amount of Distributor Fees and the total transfer price for supply of Licensed Product paid by each distributor to Chembio during such quarter. Such reports shall be due together with the royalty payments under Section 3.2 for each calendar quarter subsequent to launch of the Licensed Products. Such reports shall be made whether or not Chembio has engaged in any sales of Licensed Product during said quarter. All information provided by Chembio pursuant to this Section 3.5 shall be Confidential Information and subject to the terms of Section 14 hereto.

3.8.Chembio shall keep full, complete and accurate records and accounts of Net Sales of each Licensed Product and amounts of Licensed Products supplied to distributors hereunder in sufficient detail to enable the royalties payable to SSI to be determined. Upon reasonable notice to Chembio, SSI shall have the right to have an independent certified public accountant audit Chembio’s records pertaining to Licensed Products and manufacture and supply of Licensed Product during normal business hours to verify the royalties payable pursuant to this Agreement; provided, however that (a) such audit shall not take place more frequently than once a year, and (b) shall not cover such records for more than the preceding three (3) years. Such audits shall be at SSI’s expense unless such audit determines that Chembio has paid SSI less than ninety five percent (95%) of the amount determined to be due for a given time period, in which case such audit shall be at Chembio’s expense and Chembio shall pay to SSI the cost of such audit and any shortfall in payments due to SSI within thirty (30) days following SSI’s invoice to Chembio thereof. Chembio shall preserve and maintain all such records and accounts required for audit for a period of three (3) years after the calendar year to which such records and accounts apply.

3.9.All payments due hereunder shall be made in Euros by wire transfer of immediately available funds to the following account:

Danske Bank
Holmens Kanal 2-12
DK-1092 Copenhagen K
Swift code: DABADKKK
Account no.: 3001-3119-115507.

or to such other account as SSI may designate from time to time.

3.10.Any past due payments under this Agreement shall accrue interest until paid at twelve percent (12%) per annum, or the maximum rate permitted by law, whichever is less. Any payments received from Chembio by SSI shall be applied first to any unpaid, accrued interest and then to the satisfaction of any unpaid principal.

3.11.Currency conversions to Euros shall be calculated using an average rate of exchange. This average shall be computed using the rate of exchange quoted by the European Central Bank as of the end of the current month plus the rate of the end of the prior month and dividing by two.

3.12.SSI shall pay all Danish taxes levied on account of all payments it received under this Agreement. Except for any withholding tax for which SSI receives a tax credit in the same amount, any withholding taxes imposed upon any payment due by Chembio to SSI shall not reduce the amount of any payment due SSI herein, and all such payments set forth herein are net of any such withholding tax. Provided, however, that if SSI’s tax status in the future is changed, such that it by law may deduct any such withholding tax from payment of its own taxes, it shall reimburse Chembio the amount the deduction allowed SSI, subject to documentation of Chembio’s payment of said withholding tax.

4.Withdrawal of ESAT6

4.1.SSI may withdraw ESAT6 from the Licensed Material for use in the portion of the Field relating to in vitro diagnosis of Tuberculosis in humans (but not deer, badgers and non-human primates) by giving Chembio six (6) month written notice of such withdrawal, provided, however, that ESAT6 being withdrawn from any licenses with any third party in the Field, and SSI not developing its own serological assay containing ESAT6 in the Field.

4.2.Notwithstanding any other provision in this Agreement, Chembio shall NOT have the right, and hereby expressly waives any such right, to any compensation, including but not limited to reduced royalty payments, for SSI’s withdrawal of ESAT6 from the Licensed Material under Clause 4.1, subject to Chembio’s option rights under Section 3.3.

4.3.If Chembio at the time of SSI’s withdrawal of ESAT6 under Section 4.1 has already exercised the option under Section 3.3 to have the hybrid listed in Annex B included in Licensed Material, the Parties shall in good faith negotiate the terms on which an alternative replacement of ESAT6 can be provided.

5.Supply of Licensed Material

5.1.For reasons of quality assurance of all Licensed Products, SSI and Chembio agree as follows: for a period of five years from the execution hereof, Chembio shall purchase exclusively from SSI all Licensed Material that Chembio may reasonably require for Chembio’s development, production and commercialization of Licensed Products for use in the Field.

5.2.Beginning as soon as reasonably possible but in no event later than six (6) months after the Effective Date and within the first five (5) calendar days of each calendar quarter during the Term, Chembio shall provide SSI with a forecast of Chembio's requirements for Licensed Material for each quarter during the twelve (12) month period commencing three (3) months after the date of such forecast (the "Firm Forecast"). Chembio shall simultaneously with each Firm Forecast provide SSI with a forecast of Chembio's requirements for Licensed Material for each of the four (4) consecutive quarters (the "Extended Forecast"), the first of which commences on the first day after the end of period forecasted by the Firm Forecast. By way of example, during the last five days of Q1, Chembio would provide SSI with Firm Forecasts for Q3-Q6 and Extended Forecasts for Q7-Q10.

5.3.The amount of Licensed Material forecast for the first three (3) months of each Firm Forecast (the "Ordered Amount"), shall be Chembio's firm and binding order therefore. Chembio may however within one (1) month after each Firm Forecast, by providing SSI with a written notice and by prepaying fifty percent (50%) of the price of the Ordered Amount, defer delivery of said order for up to 3 months. SSI shall, subject to the above mentioned right of deferred delivery, deliver the Licensed Material covered by such purchase order not more than ninety (90) days from receipt of such purchase order from Chembio, except in regard to the first purchase order, whereby delivery must take place not more than (180) days from receipt of said first purchase order; provided, however, if any purchase order exceeds the quantity previously forecasted for the applicable three (3) month period (even if such quantity falls within production capacities), SSI may at its sole discretion (but without any obligation to do so) deliver such excess quantity, and in such event SSI shall, subject to the above mentioned right to deferral of delivery, have up to one hundred thirty-five (135) days from the date of receipt of such purchase order to deliver said excess quantity. Furthermore the Ordered Amount shall always be divisible by ten (10) milligram.

5.4.Chembio shall purchase not less than sixty-five percent (65%) of the largest quantity of Licensed Material forecast for each of the following nine (9) months of each Firm Forecast. Further Chembio shall purchase not less than forty percent (40%) of the largest quantity of Licensed Material forecast in each Extended Forecast.

5.5.SSI shall use its reasonable commercial efforts to supply Chembio with all of its requirements of Licensed Material.

5.6.SSI shall promptly notify Chembio if any order cannot be filled or if SSI believes that delivery will not occur within fifteen (15) days of the specified delivery date. In such case, SSI shall also provide Chembio with the reason for such delay and discuss with Chembio the means for promptly eliminating the delay.

5.7.If SSI, subject to the right to deferral of delivery set forth in Section 5.3 of this Agreement, does not supply the Licensed Material to Chembio within two hundred and ten (210) days of receipt of the first purchase order and one hundred and twenty (120) days of receipt of any subsequent purchase order from Chembio, SSI shall pay Chembio liquidated damages equal to one tenth of one percent (0.1%) of the price of the delayed Licensed Material for each day that delivery of the Licensed Material does not occur after said periods, up to a maximum of ten percent (10.0%) of the total price of the delayed Licensed Material. All such liquidated damages are fully creditable against and to be deducted from any additional recovery that Chembio receives under this Agreement arising from or related to said delay.

5.8.SSI shall, beginning as soon as reasonably possible, but in no event later than three (3) months prior to Chembio’s expected Governmental Approval for commercial sale of the first (1st) Licensed Product as indicated in the annual report according to Section 6.1, and within ninety (90) days of receipt of any Firm Forecast from Chembio, ensure that it maintains a stock of Licensed Material of not less than sixty-five percent (65%) of the amount specified in the Firm Forecast, provided however, that if the stability of the Licensed Material precludes storage (including storage at temperatures below minus seventy (-70) centigrade) for more than one (1) year, SSI and Chembio shall use all reasonable endeavors to ensure that the stock provisions of this clause are met by other mechanisms. Where Chembio orders Licensed Material in volumes exceeding those detailed in the Firm Forecast (the “Excess Volume”), the amount of stock to be held by SSI shall, for a period of three (3) months following the supply of the Excess Volume by SSI, be reduced by the amount of the Excess Volume.

5.9.At the time of delivery, SSI shall provide a certificate of analysis in accordance with the specifications in Annex C for each batch comprising such delivery. Licensed Material delivered to Chembio shall be manufactured in accordance with the specifications in Annex C. SSI shall include with each delivery of Licensed Material, solely for Chembio’s use in performing quality control analysis, a sample of the Licensed Material delivered.

5.10.Chembio may, upon its written documentation to SSI that the delivered Licensed Material do not meet the release specifications in Annex C, return or, if SSI so requests, shall destroy, all Licensed Material delivered by SSI that does not meet the release specifications in Annex C. SSI shall i) bear all shipping costs or costs of destroying Licensed Material pursuant to this Section 5.10, ii) within seven (7) calendar days inform Chembio how and when a substitute delivery will take place, and iii) upon the receipt of the batch for destruction or the certification of the destruction hereof, issue a credit note to Chembio in the amount of the invoiced price of the destroyed or returned batch. Upon the second delivery in one twelve (12) month period by SSI of Licensed Material which does not meet the release specifications in Annex C, the Parties will meet and discuss appropriate measures to secure the supply of Licensed Material to Chembio which comply with the release specifications (including the possibility of giving Chembio priority over any other of SSI’s obligations to supply Third Parties with Licensed Material or identifying and securing an alternative supply source). Subject to Sections 5.18 and 5.19, the relief provided by this Section 5.10 shall be the sole and complete remedy available to Chembio with respect to such nonconforming Licensed Material, provided, however, that any direct costs incurred by Chembio as a result of the nonconforming supply shall result in a corresponding diminution of Chembio’s payment obligations in this Agreement, but in no event more than 10% of the price of the non-conforming Licensed Material.

5.11.The transfer price for all quantities of Licensed Material sold by SSI to Chembio in a bulk format hereunder shall be seventy-five thousand Euros (75,000.00) per gram, or seventy-five Euros (€75) per milligram, which may only be purchased in quantities divisible by ten (10) milligrams.

5.12.On each 1 January beginning twelve (12) months after the Effective Date, SSI may increase the transfer price in Section 5.11 for the immediately following twelve (12) month period in an amount not to exceed the increase in the Price Index as of July in the previous year. The price in Section 5.11 is based on the Price Index of July 2002 being 104.8.

5.13.If Chembio later requests Licensed Material in an alternative physical form or vehicle or changes the specifications in Annex C, the parties recognize and agree it may be necessary to amend the price in Section 5.11 and the time limits in Sections 5.3 and 5.7 as necessary to reflect all said changes.

5.14.Chembio shall carry out all finished packaging of Licensed Material and Licensed Product(s) at its expense, including all packaging and labeling for commercial sales of Licensed Product(s).

5.15.Delivery of Licensed Material shall be Ex Works (INCOTERMS 2000), SSI’s facility, 5 Artillerivej, 2300 København S, Denmark. Title to and risk for Licensed Material shall pass to Chembio upon delivery to the freight carrier. In the absence of express, written and timely carrier and/or delivery instructions from Chembio, SSI may make such arrangements it deems reasonably appropriate and Chembio agrees to such arrangements.

5.16.Chembio shall obtain all necessary import and/or export licenses or permits and for the payment of all import and/or export fees, taxes or duties, etc., in connection with the purchase and/or delivery of Licensed Material hereunder.

5.17.The transfer price for Licensed Material supplied by SSI to Chembio hereunder is due and payable net thirty (30) calendar days of date of invoice for the delivery of the Licensed Material by SSI.

5.18.Chembio shall not be obliged to pay for Licensed Material that is returned or destroyed in accordance with Section 5.10. If Chembio has paid for such Licensed Material, SSI shall refund or extend a credit to Chembio for the full amount paid by Chembio for such Licensed Material.

5.19.In the event SSI on three (3) or more occasions during any rolling twelve (12) month period i) fails to supply Chembio with Licensed Material complying with the release specifications in Annex C, or ii) fails to supply complying Licensed Material within the time limits of Section 5.3 of this Agreement Chembio may, at its own cost and without the right of recovery, procure the manufacture and supply of Licensed Material, solely for the use in a Licensed Product, from a Third Party selected by Chembio, until such time as SSI reasonably demonstrates to Chembio that it is capable of supplying Licensed Material to Chembio in a timely manner and in compliance with the release specifications in Annex C.

5.20.Chembio shall in addition to the royalty obligations in Section 3, above, pay a royalty in the amount of ten percent (10.0%) on all amounts invoiced Chembio for the Licensed Material manufactured and supplied by a Third Party during the period in which SSI can not deliver the Licensed Material.

5.21.SSI will provide Chembio with all assistance, consents, licenses and documentation reasonably required by Chembio solely for the purpose of enabling Chembio to exercise its rights under section 5.19.

5.22.The Parties recognizes that as of the Effective Date the commercially relevant composition of, the technical specifications for and the preferred method of manufacture of the Licensed Material are not known to the Parties. Each Party shall, as soon as reasonably possible, provide the other Party with all such unknown or unavailable information when it becomes known and/or available, and the Parties agree to meet and, as may be necessary to accommodate such change, to renegotiate in good faith and acting reasonably the terms and conditions of this Paragraph 5 if the obligations undertaken by this Paragraph prove unduly burdensome to either Party, provided however, that such burden at the time of execution of this Agreement was not nor should have been foreseeable.

5.23.For the sake of clarity, SSI may without restriction and in any Field use alpha_crystallin_MPT83 in any format, including but not limited to MPT83 and/or alpha-crystalline as single antigens and/or in fusions with other antigens, for its own purposes and/or in any collaboration with Third Parties in any type of commercialization. Further, Chembio expressly waives all rights to challenge SSI’s use and commercialization of the alpha_crystallin_MPT83, as described in this section 5.24, including but not limited to waiving its rights based on any purported or actual intellectual property rights and/or know-how.

6.Diligence; Performance Obligations.

6.1.Commercial Development. Chembio shall use its commercially reasonable efforts to develop and market Licensed Products within the Field. Chembio shall in good faith use commercially reasonable efforts to keep SSI generally informed of development and marketing plans for Licensed Products. Chembio shall submit an annual written report to SSI that summarizes Chembio’s efforts toward development and commercialization of Licensed Products, including but not limited to expected Governmental Approvals. Such report shall be due within ten (10) days of the end of each calendar year until first commercial sale.

6.2.Notice of Governmental Approvals. Within fifteen (15) days following receipt, Chembio shall promptly provide SSI with notice of all Governmental Approvals for commercial sales received by Chembio regarding Licensed Product.

6.3.Patents. SSI shall, at its own expense, use diligent efforts to prepare, file, prosecute and maintain the Licensed Patents in accordance with SSI’s standard practice and the judgment of SSI’s in-house and/or external patent counsel. SSI shall use all reasonable commercial efforts to pursue a rapid issuance of patents with claims covering the diagnostic use of the Licensed Material in the Field in at least the United States and at least two (2) of the major countries in the European Union.

6.4.Marking. Upon SSI’s request, Chembio will include on all labels and other packaging material of the Licensed Product(s) as well as in any of its sales promoting materials, including but not limited to materials displayed in an electronic format, a reference to SSI as the provider of the Licensed Material, the patent numbers of the Licensed Patents in accordance with SSI’s reasonable guidelines, and if SSI desires, a potential SSI trademark. Notwithstanding the above Chembio shall in case of change of ownership negotiate with SSI in good faith terms on which a reference to SSI as the provider of the Licensed Material, the patent numbers of the Licensed Patents, and a potential SSI trademark are to be included on all labels and other packaging material of the Licensed Product(s) as well as in any of its sales promoting materials, including but not limited to materials displayed in an electronic format.

7.Governmental Approvals.
Chembio shall obtain all Government Approvals in any country where Licensed Materials and/or Licensed Product shall be manufactured or sold or otherwise distributed. SSI agrees to provide Chembio, at Chembio’s expense, with any assistance reasonably requested by Chembio, in obtaining such Governmental Approvals.

8.Publications.
Neither Party shall publish or disclose the terms or existence of this Agreement without the prior written consent of the other Party. Chembio shall not publish or present any scientific information relating to any aspect of the Licensed Materials, including, but not limited to, the development or manufacture of the Licensed Materials, without providing SSI the opportunity for prior review. Chembio shall provide to SSI at least (i) forty-five (45) days prior to each submission for publication of any detailed proposed publication such as manuscripts or other articles and (ii) twenty (20) business days prior to each submission of publication of any proposed limited publication such as abstracts, posters or revised submissions (provided that all revisions must be clearly marked or any such revised submission shall be subject to subsection 8(i)), relating to any aspect of the Licensed Materials and Chembio shall not proceed with such publication or presentation (a) to the extent SSI demonstrates that SSI’s Confidential Information would be disclosed and (b) until SSI has had the opportunity to secure any necessary patent protection for a period of no more than ninety (90) days from Chembio’s notice. SSI will use its commercially diligent efforts to inform Chembio (x) within thirty (30) days after receipt of scientific information for publication in category (i) whether SSI will use its forty-five (45) days review period, (y) within ten (10) business days after receipt of scientific information for publication in category (ii) whether SSI will use its twenty (20) business days review period and (z) whether SSI believes that a further period for patent protection will be needed.

9.Ownership of Inventions

9.1.All rights, title to and interest in SSI patents or patent applications of or related to the Licensed Material, including but not limited to pat-ents or patent applications licensed by SSI, as well as all SSI Know-How existing at any time, are and shall remain exclusively SSI’s.

9.2.Any Invention made arising from the Parties joint development of Licensed Products, other than the Inventions the ownership of which is described in Section 9.1 hereof, shall be owned jointly by the Parties, in proportion to the financial, commercial and scientific and technical contribution made to said joint development, provided, however, that scientific and technical contributions must be substantial and quantifiable and must involve a substantial degree of scientific or technical efforts. Neither Party shall have the right to commercially exploit such Inventions without the prior written agreement of the other Party, such agreement to be negotiated in good faith. This Section 9.2 shall survive the expiration or termination of this Agreement for the life of all patents claiming such Inventions, or for ten (10) years in the event a patent never issues, unless the Parties otherwise agree in writing.

9.3.All rights, title and interests to any improvement made by a Party to the other Party’s intellectual property rights, Know-How or Materials, or to any joint Invention, made through the exercise of the licenses granted herein, shall vest exclusively in the improving Party, which shall, however, grant the other Party a non-exclusive license to any said improvement on terms and conditions identical to those in this Agreement. Provided, however, that an improvement must involve substantial and quantifiable scientific or technical effort; otherwise, any said improvement shall vest exclusively in the Party possessing the original intellectual property rights, Know-How, or Materials, or, in the case of a joint Invention, in the Parties jointly, based on the ownership rights set forth in section 9.2.

10.Representations and Warranties.

10.1.Nontransfer. Chembio represents and warrants that it will not transfer the Licensed Material, other than as part of the Licensed Products, to any of its Affiliates, or to any Third Party, including but not limited to distributors, without the prior written consent of SSI which consent shall not be unreasonably withheld.

10.2.Compliance with Law. Chembio represents and warrants that all Licensed Material and Licensed Products manufactured by or for Chembio shall be manufactured in accordance with all applicable laws, rules and regulations of the country of manufacture or sale of such Licensed Material or Licensed Products, as applicable. Chembio further represents and warrants that all aspects of the Licensed Products made, used or sold by Chembio, its Affiliates and distributors hereunder shall be in compliance with this Agreement and with all applicable federal, state and local laws and regulations.

10.3.No Conflict. Each Party hereby warrants that it is authorized to enter into this Agreement and that this Agreement does not, to the best of each Party’s knowledge, create a conflict with any other right or obligation provided under any other agreement or obligation that a Party has with any Third Party.

10.4.Patent and Trademark rights. SSI hereby warrants that, to the best of its knowledge as of the Effective Date, it has full ownership, title and interests in the Licensed Patents and, as of the Effective Date, is not aware of any pending or threatened claim of infringement that would invalidate, limit, or otherwise impact the validity or enforceability of the Licensed Patents for the intended purposes of the Agreement or which would require additional Patent Rights in order to enter into this Agreement. SSI does not give any warranty regarding the validity or enforceability in any jurisdiction of any SSI trademark.

11.Indemnification

11.1.Chembio hereby undertakes to indemnify, defend and hold harmless SSI from and against all claims, actions, proceedings, liabilities or losses, and reasonable legal expenses and costs, including but not limited to attorney fees (collectively, “Losses”), arising from or related to (a) any material breach of this Agreement by Chembio, (b) any manufacturing of Licensed Material or Licensed Product by Chembio or its affiliates, or (c) any use, marketing or sales of Licensed Material or Licensed Product; provided, however, that Chembio shall have no obligation to indemnify SSI to the extent that such Losses are the result of SSI’s material breach of this Agreement or negligence.

11.2.SSI hereby agrees to indemnify, defend and hold harmless Chembio from and against all Losses arising from or related to SSI’s material breach of this Agreement or negligence.

11.3.Insurance. Chembio undertakes to maintain, and shall, upon written request, provide evidence of same to SSI, the following insurance or self-insurance necessary to meet its liability obligations under this Agreement and satisfactory to SSI in amounts no less than that specified for each type:
(i)    general liability insurance with combined limits of not less than Two Million Euros (€2,000,000) per occurrence and Five Million Euros (€5,000,000) aggregate for bodily injury including death and property damage; and
(ii)    professional liability coverage, including death and bodily injury, for the employees, contractors and agents providing services under this Agreement with limits not less than Two Million Euros (€2,000,000) per occurrence and Five Million Euros (€5,000,000) aggregate; and
(iii)   Worker's Compensation Insurance in the amount required by law.

11.4.Insurance required by subsection 11.3 shall be maintained during the performance of this Agreement and, if on a "claims made" basis, for five (5) years thereafter. There shall be a thirty (30) day notice of cancellation with respect to the insurance coverage required hereunder, and the provision that SSI shall be notified in the event of any cancellation, intention of insurer not to renew or any material change in the insurance contract or coverages afforded. Chembio shall be solely responsible for the payment of any deductible or self-insured retention under any such policy.

12.Limitation of Liability
NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR AT LAW, INCLUDING BUT NOT LIMITED TO THE CONVENTION FOR THE INTERNATIONAL SALE OF GOODS, NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY INCIDENTAL, SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR LOST PROFITS OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY FAILURE OR DELAY DUE TO FORCE MAJEURE EVENTS. THE FOREGOING RESTRICTION SHALL NOT APPLY TO LOSSES AND DAMAGES ARISING FROM AWARDS INVOLVING PAIN AND SUFFERING IN ANY CLAIM FOR DEATH OR BODILY INJURY.

13.Disclaimer of Warranties
WITHOUT PREJUDICE TO SECTION 10.4 SSI HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WITH REGARD TO THE LICENSED MATERIAL, THE LICENSED PRODUCTS AND THE LICENSED PATENTS, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL OTHER STATUTORY WARRANTIES, AS WELL AS ALL WARRANTIES OF PATENTABILITY OR NON-INFRINGEMENT.

14. Confidentiality

14.1.Confidential Information. “Confidential Information” shall mean all information, whether patentable or not, including but not limited to all know-how and trade secrets, disclosed by a Party to the other Party in connection with this Agreement, either in writing, orally, electronically or visually, unless the information is expressly designated as non-confidential or that by its nature clearly is not confidential, and provided that if information is disclosed visually or orally, the disclosing party shall, within thirty (30) days of said disclosure, confirm in writing to the other Party the material elements of the disclosure. For the term of this Agreement and five (5) years from the date of expiration or termination, each Party (a) shall treat as confidential all Confidential Information provided by the other Party, (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement and for the express pur-poses set forth herein, (c) shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of such Confidential Information, and (d) shall not disclose such Confidential Information to any Third Party. Without limiting the foregoing, each of the parties undertakes to use at least the same procedures and degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and in any event to use no less than reasonable procedures and a reasonable degree of care, including but not limited to limiting access to said confidential information to its employees, officers, directors and legal and financial advisors on a strictly need-to-know basis, and to keeping all said information only in secured places.

14.2.Exceptions. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information that:

(a) was generally known and available to the public domain at the time it was disclosed, or becomes generally known and available to the public domain through no fault of the receiver;

(b) was known to the receiving Party at the time of disclosure as shown by the written records in existence at the time of disclosure;

(c) is disclosed with the prior written approval of the disclosing Party;

(d) becomes known to the receiving Party from a source other than the disclosing Party without breach of this Agreement by the receiving Party and in a manner which is otherwise not in violation of the disclosing Party's rights;

(e) is developed at any point in time by a Party without any use of any part of the other Party’s confidential information; or,

(f) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving Party shall provide reasonable advance notice to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

15.Infringement.

15.1.(a) If any patent infringement action is brought against Chembio, its Affiliates or any of their suppliers, distributors, or customers because of actual or anticipated manufacture, use or sale of Licensed Material or a Licensed Product and such action claims that such manufacture, use, or sale infringes the intellectual property rights of a Third Party, Chembio shall promptly notify SSI and send SSI copies of all papers that have been served. SSI shall have the first right to decide and control the defence of such action at its own expense and Chembio shall at all times cooperate with SSI and continue to pay amounts due under Section 3 and 5 hereof during the pendancy of such action and any appeals. All costs and expenses incurred by SSI, including settlement costs, damages assessed against SSI or Chembio, and reasonable attorney fees, shall be paid by SSI, except that Chembio shall reimburse SSI for said costs, damages and attorney fees attributable to Chembio’s material breach of this Agreement or negligence.

(b) If SSI fails to agree to defend such infringement action within sixty (60) days of Chembio’s notification, Chembio shall have the right, but not the obligation, to defend the action itself. If Chembio does undertake such defence, SSI shall cooperate with Chembio and Chembio shall be entitled to select legal counsel of its choice. All costs and expenses attributable to Chembio’s material breach of this Agreement or negligence, including settlement costs, damages assessed against Chembio, and reasonable attorney fees, shall be paid by Chembio. All reasonable costs and expenses incurred by Chembio under this Section 15.1(b) other than costs and expenses attributable to Chembio’s material breach of this Agreement or negligence may be offset against the royalties payable to SSI under this Agreement; provided, however, that such offset shall occur on a quarterly basis; and provided, further that in no event shall SSI receive in any quarter, as a result of such offset, less than fifty percent (50%) of the royalties otherwise payable hereunder for such quarter.

(c) In the event of termination of this Agreement by Chembio pursuant to Section 17.2 for SSI’s material breach or pursuant to Section 17.5 for SSI’s bankruptcy, any outstanding amounts owed to Chembio under this Article 15 shall be immediately paid in full by SSI upon the effective date of the termination of this Agreement thereunder. If both SSI and Chembio are joined as defendants in any such action, they shall share said costs and expenses based upon the share of liability attributable to each and any costs and expenses of Chembio determined to be attributable to SSI’s liability may be recovered by Chembio in accordance with the offset mechanism set forth in Section 15.1(b).

15.2.Neither Party shall be permitted to settle a legal action within the scope of this Section 15 relating to the licensed Patents without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.Enforcement.

16.1.If during the term of this Agreement, either Party becomes aware of a Third Party infringement or threatened infringement of any Licensed Patents, the following provisions shall apply:

(a) The Party having such knowledge shall promptly give notice to the other Party, with all available details.

(b) SSI shall have the right, but not the obligation, to bring suit in its name at its own expense to restrain such infringement and to recover profits and damages. Chembio agrees at SSI's request to be joined as a party plaintiff and to cooperate in the prosecution thereof, as is reasonably necessary, at SSI's expense. If SSI decides to undertake such suit, then SSI shall have the sole right to control prosecution and shall retain all proceeds therefrom.

(c) If SSI fails to commence a substantive legal action within hundred and twenty (120) days after becoming aware of such infringement (or a shorter period of time, if the legal rules of the jurisdiction in which the Third Party infringement require quicker action) and said legal action would have been within the scope of this Agreement, in the first instance or by notice from Chembio, then Chembio, at any time prior to SSI thereafter filing an action, shall have the right, but not the obligation to take such action in its own name. SSI shall cooperate with Chembio, at Chembio's expense, as is reasonably necessary in any such action brought by Chembio. If Chembio brings legal action, Chembio shall have the sole right to control prosecution and shall retain all proceeds therefrom. Notwithstanding the foregoing, Chembio may commence an action for injunctive relief at any time it reasonably believes such an action is necessary to protect its interests, but it shall suspend said action if requested by SSI when SSI has agreed to take action as set forth in section 16.1(b).

(d) In the event of a cooperative legal action involving both SSI and Chembio (including as set forth in art. 16.1(b) and a monetary recovery in connection with such action is obtained, such recovery shall be applied in the following priority: (i) to reimburse SSI and Chembio by proportion and up to the extent of their actual out-of-pocket expenses (including reasonable attorney fees) in prosecuting such infringement, (ii) to be shared by the proportion and up to the extent of any damages established, including but not limited to Chembio's lost profits and SSI's lost royalties, and (iii) the balance, if any, to be shared one-half by SSI and one-half by Chembio.

17.Term and Termination.

17.1.Term. The term of this Agreement shall be one (1) year after the last to expire of the Licensed Patents.

17.2.Termination for Material Breach. Upon any material breach of this Agreement by either Party, the non-breaching Party may terminate this Agreement upon thirty (30) days written notice to the breaching Party. The notice shall become effective at the end of the thirty (30) day period unless the breaching Party has undertaken substantial measures to cure such breach within such period. For purposes of this Agreement, material breach shall be deemed to include without limitation (a) distribution of Licensed Material other than as a part of Licensed Products (b) failure to pay any of the amounts payable under Section 3 and 5, and (c) failure to comply with the publication obligations under Section 8, including the obligation to provide SSI thirty (30) days prior notice of any such publication.

17.3.Termination by Mutual Agreement. The parties may mutually agree in writing to terminate this Agreement effective ninety (90) days following the date of such written agreement.

17.4.Termination by Chembio. Chembio may terminate this Agreement by giving SSI 48 months’ written notice hereof.

17.5.Bankruptcy. Either Party may terminate this Agreement by giving thirty (30) days written notice to the other Party if such other Party (a) files a petition of bankruptcy or has any such petition filed against such other Party; (b) goes into compulsory liquidation; (c) has its business placed, as a result of its financial situation, in the possession of a receiver, a government or a government agency; (d) makes an assignment for the benefit of creditors; (e) is subject to a dissolution or winding up, or (f) if the senior management or board of directors or other governing body of such other Party takes any decision initiating any of the foregoing events.

17.6.Effects of Termination. Neither expiration nor termination shall relieve either Party of its obligations under Sections 3.8 through 3.12, 8 through 16 and 18. Further, Chembio shall make all reports and payments as are required for the final quarter. Upon expiration or termination hereof, at SSI’s option, Chembio shall return or destroy, and certify destruction of, any Licensed Material in Chembio’s possession or control. Moreover, without prejudice to SSI’s other rights herein and at law and equity, immediately upon any event or decision set forth in Section 17.5, all licenses granted herein to Chembio shall terminate, and Chembio undertakes to take all actions necessary to facilitate said termination, to cease the use of any Licensed Patent, SSI Know-How and Licensed Materials, and to transfer possession of these back to SSI.

17.7.Change of Ownership. Chembio shall give written notice to SSI of any likely change of ownership, control or management of Chembio, and in any such case, SSI may terminate this Agreement with immediate effect if a major competitor of SSI appears likely to assume control of or have a substantial influence over, Chembio or its successors.

18.General Provisions

18.1.Independent Contractors. SSI and Chembio shall be independent contractors and shall not be deemed to be partners, joint venturers or each other's agents, and neither Party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

18.2.Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral between the parties with respect to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.

18.3.Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the written consent of the other, provided however that:

(a) SSI may assign this Agreement together with those intellectual property rights, including but not limited to Licensed Patents, and that know-how, necessary for the performance of SSI’s duties herein, without obtaining Chembio’s consent to any corporation or other entity with which SSI may merge or consolidate, and/or to any corporation or other entity to which SSI may transfer all or substantially all of SSI’s assets;

(b) SSI may freely assign any Licensed Patents, provided, however, that such assignment does not prejudice the rights of Chembio herein;

(c) Chembio may assign this Agreement with SSI’s prior written consent, which consent will not be unreasonably withheld or delayed. Chembio shall, as regard to this section 18, be deemed to be Chembio Diagnostics Systems, Inc., as set forth in the introductory Paragraph of this Agreement, and any assignment by Chembio to any of its Affiliates shall require SSI’s consent, which will not unreasonably withheld or delayed.

(d) this Agreement shall annure to and be binding upon the successors to each Party.

18.4.SSI is permitted by law to change its legal status to become a limited company in accordance with the Danish Company’s Act (APS or A/S) provided, however, that no such change shall alter, amend or affect its obligations and liabilities under the Agreement.

18.5.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Kingdom of Denmark, without giving effect to its or any other jurisdiction’s principles of conflicts of law.

18.6.Dispute Resolution. Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof (each, a “Dispute”), the Chief Executive Officers of the respective parties shall attempt for a period not less than sixty (60) days to resolve such Dispute. Any Dispute that cannot be settled amicably by agreement of the parties pursuant to the preceding sentence, the exclusive venue for resolving all said disputes shall be the courts of Copenhagen; provided however, that proceedings may not be instituted until the Party alleging breach of this Agreement by the other Party has given the other Party not less than sixty (60) days notice (or in the case of non-payment pursuant to section 3 and 5 then fourteen (14) days notice) to remedy any alleged breach and the other Party has failed to do so.

18.7.Injunctive Relief. Nothing in this Agreement shall be deemed as preventing either Party form seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgement upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

18.8.Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

18.9.Waiver. Any delay or failure in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a Party's right to the future enforcement of its rights under this Agreement.

18.10.Notice. Any notice required or permitted by this Agreement to be given to either Party shall be in writing and shall be deemed given when delivered personally, by confirmed telecopy to a fax number designated in writing by the Party to whom notice is given, or by registered, recorded or certified mail, return receipt requested, and addressed to the Party to whom such notice is directed, at:
If to Statens Serum Institut:

Statens Serum Institut
Artillerivej 5
2300 København S
Denmark
Attention: Administrerende Direktør
Copy: Virksomhedsjurist
Facsimile: +45 3268 3868

If to Chembio:
Chembio Diagnostic Systems, Inc.
3661 Horseblock Road
Medford, NY 11763
Attention: President
Copy: Director of R&D
Facsimile:US:631-924-6033

or at such other address or telecopy number as such Party to whom notice is directed may designate to the other Party in writing.

18.11.Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labour disputes, war or other violence, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the Parties hereto, the Party so affected, upon giving prompt notice to the other Party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.

18.12.Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

18.13.Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, each of the Parties hereto has caused this License and Supply Agreement to be executed by its duly authorized officer as the date first written above.

STATENS SERUM INSTITUT by:	CHEMBIO DIAGNOSTICS SYSTEMS, INC. by:
Nils Strandberg Pedersen, President and CEO	Lawrence A. Siebert President

by:	by:
Pia Lading, Executive Vice President Division of Vaccine